EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


            We consent to the incorporation by reference in the registration statement on Form S-8 of Titanium Metals Corporation pertaining to the Titanium Metals Corporation 1996 Non-Employee Director Compensation Plan of our report dated February 28, 1996, relating to the combined balance sheets of the IMI Titanium Business as of December 31, 1994 and 1995 and the related combined statements of operations, stockholders equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the registration statement on Form S-1 (No. 333-2940) of Titanium Metals Corporation.




Denver, Colorado                          /s/ KPMG Peat Marwick LLP
January 30, 1997                          KPMG Peat Marwick LLP